Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Shell Company Report of Kyivstar Group Ltd. on Form 20-F of our report dated April 17, 2025, except for Note 5, as to which the date is July 9, 2025, with respect to our audit of the consolidated financial statements of Kyivstar Group Ltd. as of March 31, 2025 and for the period from March 7, 2025 (inception) to March 31, 2025. Our report includes an explanatory paragraph as to Kyivstar Group Ltd.’s ability to continue as a going concern.

We also consent to the reference to our Firm under the heading “Statement by Experts” in the Shell Company Report on Form 20-F.

/s/ UHY LLP

Melville, NY
August 15, 2025